ASCENA RETAIL GROUP ANNOUNCES HOLIDAY SALES,
AND PROVIDES FISCAL Q2 AND FULL YEAR 2017 GUIDANCE UPDATE

MAHWAH, N.J.--(BUSINESS WIRE)—January 10, 2017-- ascena retail group, inc. (NASDAQ: ASNA) (the “Company”) today announced consolidated comparable sales decreased 3.1% over the Holiday period as follows:

Holiday 2016*
Segment	Comparable Sales

Premium Fashion	(4.1)%
Ann Taylor	(8.2)%
LOFT	(1.8)%

Value Fashion	(6.0)%
maurices	(7.1)%
dressbarn	(4.6)%

Plus Fashion	(3.7)%
Lane Bryant	(5.1)%
Catherines	1.6%

Kids Fashion	2.7%

Total ascena	(3.1)%

* Saturday, November 19, 2016 through Monday January 2, 2017

For the combined November / December fiscal periods, consolidated comparable sales were down 4.4%.

Excluding restructuring, acquisition and integration related expenses, and non-cash ANN purchase accounting adjustments, the Company now expects non-GAAP EPS of $(0.11) to $(0.08) for the fiscal second quarter, ending January 28, 2017. Based on ongoing store traffic headwinds, the Company now expects full year fiscal 2017 non-GAAP EPS in the range of $0.37 to $0.42 for the 52-week period ending July 29, 2017.

David Jaffe, President and CEO, commented, “We were disappointed by our overall Holiday performance. Outside of discrete peaks during the holiday season, we experienced stronger than expected store traffic headwinds. As a result, we were forced into a more highly promotional stance in order to move through inventory in the face of softer overall consumer demand. At this juncture, we are positioning our full year outlook assuming that the trend we experienced through Holiday continues. We continue to aggressively work our Change for Growth enterprise transformation, and are focused on expense management opportunities to help us navigate the challenging environment.”

Non-GAAP Financial Results

As noted above, the Company has provided projected non-GAAP EPS, which are forward-looking non-GAAP financial measures. Non-GAAP EPS excludes costs that Management believes are not indicative of the Company’s underlying operating performance such as (i) acquisition and integration expenses, (ii) restructuring and other related charges incurred under the Company's Change for Growth initiative, and (iii) non-cash charges associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, primarily reflecting inventory expense, depreciation and amortization expense, and lease-related adjustments.

Non-GAAP EPS is considered an important indicator of the Company’s operational performance as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. Many investors also use a non-GAAP EPS measure as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP EPS should be considered in addition to, not as a substitute for, the Company’s Operating income (loss) and Net income (loss) per common share, as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

Additionally, a reconciliation of the projected non-GAAP EPS for Q2 and full year fiscal 2017, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges, acquisition and integration related expenses, asset impairments and the tax effect of all such items. As previously stated, the Company has historically excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as actions under the Company's Change for Growth program, or acquisition and integration expenses, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

About ascena retail group, inc.
ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant and Catherines), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, cacique.com, Catherines.com, and shopjustice.com.

For Investors:

Stacy Turnof, VP, Investor Relations
(551) 777-6895
Investor.Relations@ascenaretail.com

-or-

ICR, Inc.
James Palczynski, Partner
(203) 682-8229

For media
Sue Ross, EVP, ascena Corporate Affairs
(218) 491-2110
sue.ross@ascenaretail.com